Exhibit 3.5

[FORM OF]

FOURTH CERTIFICATE OF AMENDMENT

OF THE

RESTATED CERTIFICATE OF INCORPORATION OF

LEGALZOOM.COM, INC.

a Delaware Corporation

LegalZoom.com, Inc., (the “Corporation”) a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST:                    The Corporation’s Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on February 9, 2007, as amended by that certain Certificate of Amendment to the Restated Certificate of Incorporation filed with the Secretary of State of Delaware on February 25, 2010, as further amended by that certain Second Certificate of Amendment to the Restated Certificate of Incorporation filed with the Secretary of State of Delaware on July 29, 2011 and as further amended by that certain Third Certificate of Amendment to the Restated Certificate of Incorporation filed with the Secretary of State of Delaware on September 29, 2011 (collectively, the “Restated Certificate of Incorporation”).

SECOND:               The second paragraph of Article FOURTH shall be deleted and replaced with the following:

“Effective upon the filling of the Fourth Amendment of the Restated Certificate of Incorporation pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each three (3) shares of the Corporation’s common stock, par value $0.001 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into two (2) shares of common stock, par value $0.001 per share, of the Corporation (the “New Common Stock”) (the “Reverse Stock Split”). Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock as equals the product obtained by dividing the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by one and one-half (1.5).  No fractional share of Common Stock shall be issued as a result of the Reverse Stock Split.”

THIRD:                  This Fourth Certificate of Amendment of the Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 141, 228 and 242 of the General Corporation Law of the State of Delaware, by approval of the Board of Directors of the Corporation and by the affirmative vote of the holders of at least a majority of the outstanding stock of the Corporation entitled to vote.

IN WITNESS WHEREOF, the undersigned has caused this Fourth Certificate of Amendment of Restated Certificate of Incorporation to be duly executed as of the      day of              , 2012.

LegalZoom.com, Inc.

By:
Charles E. Rampenthal
Secretary and General Counsel